Exhibit 99.1

OPENWAVE APPOINTS NEW CHAIRMAN OF THE BOARD AND INTERIM CFO

REDWOOD CITY, CA – January 14, 2008 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced the appointment of Charles (Chuck) Levine as non-executive Chairman of the Board, effective January 10, 2008. He replaces interim Chairman Robert Vrij, who will continue as Openwave’s President and CEO.

In addition, Openwave announced the departure of Jean-Yves Dexmier, chief financial officer, who is no longer with the Company, effective immediately. Anne Brennan, Openwave’s vice president of finance, will assume the additional responsibilities of chief financial officer until a replacement for Dexmier is named.

“I am pleased that Chuck has assumed the role of Chairman of the Board and will provide additional guidance as we continue to drive new, innovative products into the market,” said Robert Vrij, President and Chief Executive Officer. “I would also like to thank Jean-Yves for his efforts. Anne’s five year history at Openwave and extensive financial expertise will be instrumental as we begin the search for a new CFO.”

Levine is the former President and Chief Operating Officer for Sprint PCS. He joined Sprint PCS in 1997 where he led one of the fastest growing businesses in the United States. Prior to his role as COO, Levine served as Chief Sales and Marketing Officer where he was responsible for launching many industry-leading initiatives, such as the Sprint PCS Wireless Web. Before joining Sprint PCS, Levine served as Senior Vice President for Octel Communications Corporation. Prior to Octel, he was President and Chief Executive Officer for CAD Forms Technology where he managed all phases of the Company’s operations and led the Board of Directors. Levine has also held executive-level positions for AT&T, General Electric, and Procter and Gamble where he was responsible for the management, development and launch of new business units, products and services in the consumer and technology markets.

Brennan brings 20 years of experience in corporate finance. She has been with Openwave for the past six years, initially located in the company’s EMEA office before joining the corporate finance team at the company’s headquarters in 2005. Before joining Openwave, Anne had a long career with Racal Group where she held various financial positions.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including merchandising and advertising, which converge the mobile and broadband experience across all of a user’s devices.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of service management, messaging, location and client technologies. Openwave is a global company headquartered in Redwood City, California.

Openwave is a trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Openwave Systems Inc.

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